FOR IMMEDIATE RELEASE	Company Contact
Investors: Jim Zeumer
(404) 978-6434
Email: jim.zeumer@pultegroup.com

PULTEGROUP, INC. REPORTS FIRST QUARTER 2025 FINANCIAL RESULTS

•Earnings of $2.57 Per Share
•Closed 6,583 Homes Generating Home Sale Revenues of $3.7 Billion
•Home Sale Gross Margin of 27.5%
•Net New Orders of 7,765 Homes with a Value of $4.5 Billion
•Unit Backlog of 11,335 Homes with a Value of $7.2 Billion
•Repurchased $300 Million of Common Shares
•Quarter-End Cash Position of $1.3 Billion

ATLANTA – April 22, 2025 – PulteGroup, Inc. (NYSE: PHM) announced today financial results for its first quarter ended March 31, 2025. For the quarter, the Company reported net income of $523 million, or $2.57 per share. Prior year reported net income of $663 million, or $3.10 per share, included a $38 million pre-tax, or $0.14 per share, gain related to the sale of a joint venture, and a $27 million pre-tax, or $0.09 per share, insurance benefit recorded in the period.

“PulteGroup’s financial results continue to benefit from our broadly diversified operating platform and strategic approach to running our business as we balance sales price and pace in support of delivering high returns,” said PulteGroup President and CEO Ryan Marshall. “In the first quarter, this disciplined approach allowed us to again realize strong revenues, margins, earnings and returns, while we used the resulting cash flow to invest in our business and continue returning capital to shareholders.

“As the quarter progressed, buyers responded favorably to interest rate declines, but consumers remain caught between a strong desire for homeownership and the affordability challenges of high selling prices and monthly payments that are stretched,” added Marshall. “Given the structural shortage of housing, we remain constructive on long-term housing demand, and are adapting to the short-term impacts on consumer demand resulting from greater economic and financial uncertainty. PulteGroup’s balanced operating model, disciplined underwriting and financial strength position us well to navigate the increasingly dynamic environment and deliver value for our stakeholders.”

First Quarter Financial Results

Home sale revenues for the first quarter totaled $3.7 billion, which is a decrease of 2% from the prior year. Revenues in the quarter reflect the combination of a 6% increase in average sales price to $570,000, which was offset by a 7% decrease in closing volume to 6,583 homes.

The Company’s first quarter home sale gross margin was 27.5%. Gross margin for the quarter was down 210 basis points from the prior year, but was unchanged on a sequential basis from the fourth quarter of 2024. The continued strength of reported gross margins reflects the strategic importance of PulteGroup’s disciplined processes for underwriting projects and its broad operating platform, as margins benefited from a favorable geographic and customer mix of homes delivered in the period.

First quarter SG&A expense was $393 million, or 10.5% of home sale revenues. Prior year reported SG&A expense of $358 million, or 9.4% of home sale revenues, included a $27 million pre-tax insurance benefit recorded in the period.

Net new orders for the first quarter totaled 7,765 homes with a value of $4.5 billion. In the prior year, the Company generated net new orders of 8,379 homes with a value of $4.7 billion. The decrease in net new orders was driven primarily by lower gross orders as consumers faced affordability challenges and increased macroeconomic uncertainty. The Company operated from an average of 961 communities in the period, which is an increase of 3% over the prior year.

The Company’s quarter-end backlog was 11,335 homes with a value of $7.2 billion.

PulteGroup’s financial services operations reported first quarter pre-tax income of $36 million, compared with pre-tax income of $41 million in the first quarter of last year. Pre-tax income for the period was impacted by lower closing volumes in the Company’s homebuilding operations. Capture rate for the quarter was 86%, up from 84% in the comparable prior year period.

In the first quarter, the Company repurchased 2.8 million of its common shares outstanding for $300 million, or an average price of $108.03 per share. At quarter end, the Company had $1.9 billion remaining under its existing share repurchase authorization. The Company ended the quarter with a debt-to-capital ratio of 11.7%, and a cash balance of $1.3 billion.

A conference call to discuss PulteGroup's first quarter results and financial and operational outlook is scheduled for Tuesday April 22, 2025, at 8:30 a.m. Eastern Time. Interested investors can access the live webcast via PulteGroup's corporate website at www.pultegroup.com.

Forward-Looking Statements

This release includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “project,” “may,” “can,” “could,” “might,” “should,” “will” and similar expressions identify forward-looking statements, including statements related to any potential impairment charges and the impacts or effects thereof, expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: interest rate changes and the availability of mortgage financing; the impact of any changes to our strategy in responding to the cyclical nature of the industry or deteriorations in industry changes or downward changes in general economic or other business conditions, including any changes regarding our land positions and the levels of our land spend; economic changes nationally or in our local markets, including inflation, deflation, changes in consumer confidence and preferences and the state of the market for homes in general; supply shortages and the cost of labor and building materials; the availability and cost of land and other raw materials used by us in our homebuilding operations; a decline in the value of the land and home inventories we maintain and resulting possible future writedowns of the carrying value of our real estate assets; competition within the industries in which we operate; rapidly changing technological developments including, but not limited to, the use of artificial intelligence in the homebuilding industry; governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities, slow growth initiatives and/or local building moratoria; the availability and cost of insurance covering risks associated with our businesses, including warranty and other legal or regulatory proceedings or claims; damage from improper acts of persons over whom we do not have control or attempts to impose liabilities or obligations of third parties on us; weather related slowdowns; the impact of climate change and related governmental regulation; adverse capital and credit market conditions, which may affect our access to and cost of capital; the insufficiency of our income tax provisions and tax reserves, including as a result of changing laws or interpretations; the potential that we do not realize our deferred tax assets; our inability to sell mortgages into the secondary market; uncertainty in the mortgage lending industry, including revisions to underwriting standards and repurchase requirements associated with the sale of mortgage loans, and related claims against us; risks associated with the implementation of a new enterprise resource planning system; risks related to information technology failures, data security issues, and the effect of cybersecurity incidents and threats; the impact of negative publicity on sales; failure to retain key personnel; the impairment of our intangible assets; the disruptions associated with the COVID-19 pandemic (or another epidemic or pandemic or similar public threat or fear of such an event), and the measures taken to address it; the effect of cybersecurity incidents and threats; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. See Item 1A – Risk Factors in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, for a further discussion of these and other risks and uncertainties applicable to our businesses. We undertake no duty to update any forward-looking statement, whether as a result of new information, future events or changes in our expectations.

About PulteGroup

PulteGroup, Inc. (NYSE: PHM), based in Atlanta, Georgia, is one of America’s largest homebuilding companies with operations in more than 45 markets throughout the country. Through its brand portfolio that includes Centex, Pulte Homes, Del Webb, DiVosta Homes, American West and John Wieland Homes and Neighborhoods, the company is one of the industry’s most versatile homebuilders able to meet the needs of multiple buyer groups and respond to changing consumer demand. PulteGroup’s purpose is building incredible places where people can live their dreams.

For more information about PulteGroup, Inc. and PulteGroup brands, go to pultegroup.com; pulte.com; centex.com; delwebb.com; divosta.com; jwhomes.com; and americanwesthomes.com. Follow PulteGroup, Inc. on X: @PulteGroupNews.

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PulteGroup, Inc.
Consolidated Statements of Operations
($000's omitted, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2025	2024
Revenues:
Homebuilding
Home sale revenues	$3,749,269	$3,819,586
Land sale and other revenues	52,554	37,217
	3,801,823	3,856,803
Financial Services	90,827	92,357
Total revenues	3,892,650	3,949,160

Homebuilding Cost of Revenues:
Home sale cost of revenues	(2,719,115)	(2,689,087)
Land sale and other cost of revenues	(50,955)	(37,043)
	(2,770,070)	(2,726,130)

Financial Services expenses	(54,970)	(51,378)
Selling, general, and administrative expenses	(393,337)	(357,594)
Equity income from unconsolidated entities, net	502	37,902
Other income, net	6,362	16,683
Income before income taxes	681,137	868,643
Income tax expense	(158,338)	(205,667)
Net income	$522,799	$662,976

Per share:
Basic earnings	$2.59	$3.13
Diluted earnings	$2.57	$3.10
Cash dividends declared	$0.22	$0.20

Number of shares used in calculation:
Basic	202,063	211,837
Effect of dilutive securities	1,601	1,709
Diluted	203,664	213,546

PulteGroup, Inc.
Condensed Consolidated Balance Sheets
($000's omitted)
(Unaudited)

	March 31, 2025	December 31, 2024

ASSETS

Cash and equivalents	$1,235,666	$1,613,327
Restricted cash	40,219	40,353
Total cash, cash equivalents, and restricted cash	1,275,885	1,653,680
House and land inventory	12,959,499	12,692,820
Residential mortgage loans available-for-sale	642,793	629,582
Investments in unconsolidated entities	220,787	215,416
Other assets	2,071,683	2,001,991
Goodwill	68,930	68,930
Other intangible assets	43,937	46,303
Deferred tax assets	53,032	55,041
	$17,336,546	$17,363,763

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Accounts payable	$682,143	$727,995
Customer deposits	541,455	512,580
Deferred tax liabilities	461,978	443,566
Accrued and other liabilities	1,297,475	1,412,166
Financial Services debt	426,851	526,906
Notes payable	1,625,672	1,618,586
	5,035,574	5,241,799
Shareholders' equity	12,300,972	12,121,964
	$17,336,546	$17,363,763

PulteGroup, Inc.
Consolidated Statements of Cash Flows
($000's omitted)
(Unaudited)

	Three Months Ended
	March 31,
	2025	2024
Cash flows from operating activities:
Net income	$522,799	$662,976
Adjustments to reconcile net income to net cash from operating activities:
Deferred income tax expense	20,413	37,428
Land-related charges	23,772	4,018
Depreciation and amortization	24,668	21,061
Equity income from unconsolidated entities	(502)	(37,902)
Distributions of income from unconsolidated entities	1,810	1,256
Share-based compensation expense	18,127	16,585
Other, net	(196)	(413)
Increase (decrease) in cash due to:
Inventories	(270,583)	(289,247)
Residential mortgage loans available-for-sale	(13,211)	(54,774)
Other assets	(71,846)	(108,132)
Accounts payable, accrued and other liabilities	(121,023)	(13,069)
Net cash provided by operating activities	134,228	239,787
Cash flows from investing activities:
Capital expenditures	(29,606)	(24,076)
Investments in unconsolidated entities	(6,679)	(3,955)
Distributions of capital from unconsolidated entities	—	3,398
Other investing activities, net	(3,448)	(2,256)
Net cash used in investing activities	(39,733)	(26,889)
Cash flows from financing activities:
Repayments of notes payable	(2,688)	(11,140)
Financial Services borrowings (repayments), net	(100,055)	34,708
Proceeds from liabilities related to consolidated inventory not owned	11,060	19,077
Payments related to consolidated inventory not owned	(11,363)	(32,511)
Share repurchases	(300,000)	(245,844)
Cash paid for shares withheld for taxes	(23,422)	(17,592)
Dividends paid	(45,822)	(42,684)
Net cash used in financing activities	(472,290)	(295,986)
Net increase (decrease) in cash, cash equivalents, and restricted cash	(377,795)	(83,088)
Cash, cash equivalents, and restricted cash at beginning of period	1,653,680	1,849,177
Cash, cash equivalents, and restricted cash at end of period	$1,275,885	$1,766,089

Supplemental Cash Flow Information:
Interest paid (capitalized), net	$3,342	$7,251
Income taxes paid (refunded), net	$69,743	$1,015

PulteGroup, Inc.
Segment Data
($000's omitted)
(Unaudited)

	Three Months Ended
	March 31,
	2025	2024
HOMEBUILDING:
Home sale revenues	$3,749,269	$3,819,586
Land sale and other revenues	52,554	37,217
Total Homebuilding revenues	3,801,823	3,856,803

Home sale cost of revenues	(2,719,115)	(2,689,087)
Land sale and other cost of revenues	(50,955)	(37,043)
Selling, general, and administrative expenses	(393,337)	(357,594)
Equity income from unconsolidated entities, net	502	37,902
Other income, net	6,362	16,683
Income before income taxes	$645,280	$827,664

FINANCIAL SERVICES:
Income before income taxes	$35,857	$40,979

CONSOLIDATED:
Income before income taxes	$681,137	$868,643

PulteGroup, Inc.
Segment Data, continued
($000's omitted)
(Unaudited)

	Three Months Ended
	March 31,
	2025	2024

Home sale revenues	$3,749,269	$3,819,586

Closings - units
Northeast	339	285
Southeast	1,193	1,445
Florida	1,650	1,917
Midwest	1,090	990
Texas	1,039	1,328
West	1,272	1,130
	6,583	7,095
Average selling price	$570	$538

Net new orders - units
Northeast	404	441
Southeast	1,356	1,394
Florida	1,869	1,972
Midwest	1,388	1,274
Texas	1,287	1,454
West	1,461	1,844
	7,765	8,379
Net new orders - dollars	$4,477,827	$4,698,659

Unit backlog
Northeast	680	723
Southeast	2,075	2,195
Florida	3,014	3,847
Midwest	2,100	1,976
Texas	1,196	1,763
West	2,270	2,926
	11,335	13,430
Dollars in backlog	$7,223,276	$8,198,788

PulteGroup, Inc.
Segment Data, continued
($000's omitted)
(Unaudited)

	Three Months Ended
	March 31,
	2025	2024
MORTGAGE ORIGINATIONS:
Origination volume	4,271	4,332
Origination principal	$1,866,018	$1,755,046
Capture rate	86.4%	84.2%

Supplemental Data
($000's omitted)
(Unaudited)

	Three Months Ended
	March 31,
	2025	2024

Interest in inventory, beginning of period	$139,960	$139,078
Interest capitalized	26,092	30,620
Interest expensed	(26,511)	(21,597)
Interest in inventory, end of period	$139,541	$148,101

PulteGroup, Inc.
Reconciliation of Non-GAAP Financial Measures

This report contains information about our debt-to-capital ratios. These measures could be considered non-GAAP financial measures under the SEC's rules and should be considered in addition to, rather than as a substitute for, comparable GAAP financial measures. We calculate total net debt by subtracting total cash, cash equivalents, and restricted cash from notes payable to present the amount of assets needed to satisfy the debt. We use the debt-to-capital and net debt-to-capital ratios as indicators of our overall leverage and believe they are useful financial measures in understanding the leverage employed in our operations. We believe that these measures provide investors relevant and useful information for evaluating the comparability of financial information presented and comparing our profitability and liquidity to other companies in the homebuilding industry. Although other companies in the homebuilding industry report similar information, the methods used may differ. We urge investors to understand the methods used by other companies in the homebuilding industry to calculate these measures and any adjustments thereto before comparing our measures to those of such other companies.

The following table sets forth a reconciliation of the debt-to-capital ratios ($000's omitted):

Debt-to-Capital Ratios

	March 31, 2025	December 31, 2024
Notes payable	$1,625,672	$1,618,586
Shareholders' equity	12,300,972	12,121,964
Total capital	$13,926,644	$13,740,550
Debt-to-capital ratio	11.7%	11.8%

Notes payable	$1,625,672	$1,618,586
Less: Total cash, cash equivalents, and restricted cash	(1,275,885)	(1,653,680)
Total net debt	$349,787	$(35,094)
Shareholders' equity	12,300,972	12,121,964
Total net capital	$12,650,759	$12,086,870
Net debt-to-capital ratio	2.8%	(0.3)%